Exhibit 15
July 25, 2012
To the Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-142424, 333-149308, 333-154818, and 333-151060 and Form S-3 No. 333-167811) of Delta Air Lines, Inc. for the registration of shares of its common stock of our report dated July 25, 2012 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended June 30, 2012.
/s/ Ernst & Young LLP